Exhibit 3.1

FIRST AMENDMENT

TO

BYLAWS

OF

IWEB INC.

Effective: December 31, 2016

This First Amendment to the Bylaws of IWeb Inc., a Nevada corporation, (the “Amendment”) is hereby made and adopted effective as of December 31, 2016.

RECITALS

A.       IWeb Inc. (the “Corporation”) previously adopted the Corporation’s Bylaws (“Bylaws”) on February 17, 2015.

B.       Pursuant to Section 8.1 of the Bylaws, the Bylaws may be amended by the vote of a majority of the members of the Corporation’s Board of Directors.

C.       The Board of Directors has determined that it is in the best interests of the Corporation and its shareholders to amend the Bylaws to change the end of the Corporation’s fiscal year from June 30 to December 31.

AMENDMENT

1.       Amended and Restated Preamble. The preamble to the Bylaws shall be deleted in its entirety and replaced with the following:

INCORPORATION DATE: February 17, 2015

FISCAL YEAR END: December 31st

2.       Effect. Except as amended by this Amendment, all other terms of the Bylaws shall remain in full force and effect.

/s/ Wai Hok Fung
Wai Hok Fung, President